Exhibit 10.39

CO-EXCLUSIVE SUPPLY AGREEMENT

THIS EXCLUSIVE SUPPLY AGREEMENT (the “Agreement”) is made as of December 8,  2010 (the “Effective Date”), by and between BioTime Asia, Limited, a Hong Kong company and subsidiary of BioTime, Inc., with a registered office at 3/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong (“BTA”), and Shanghai Genext Medical Technology Co. Ltd, a Chinese company with its principal address at Bldg 10, 3 C2, Pujiang Intelligence Valley, 1188 Lianhang Road, Shanghai 201112, P.R. China (“Genext”).

Recitals

WHEREAS, BTA has the right, under contract with Embryome Sciences, Inc. (“ES”) to distribute in certain countries certain biological products manufactured by ES for use in biological research;

WHEREAS, Genext desires to purchase from BTA certain products for resale in the Territory (as defined below); and

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the parties hereby agree as follows:

1.	Certain Definitions

1.1           “Affiliates” means an entity which directly or indirectly controls, is controlled by, or is under common control with a party.  The term “control” as used in the preceding sentence means the possession of the power to direct or call for the direction of the management and policies of an entity, whether through ownership of a majority of the outstanding voting securities, by contract or otherwise.

1.2           “Agreement” means this Agreement, as it may be amended from time to time, including the Schedules attached hereto.

1.3           “Product” or “Products” shall mean those certain products, listed on Exhibit A, as Exhibit A may be amended from time to time, to include (a) any other products that BTA and Genext may from time to time agree to include as Products under this Agreement by amendment, and (b) any improvements, modifications or enhancements thereto developed by ES to replace any prior version of a Product, as provided in Section 2.3, to the extent that ES makes such improved, modified or enhanced version available to BTA.  The agreed form of an amendment to add Products is set forth in Exhibit C.

1.4           “Specifications” shall mean the technical and functional specifications pertaining to the Products as listed in Exhibit B, as well as any changes or additions to such Specifications as shall be made from time to time.

1.5           “Media” shall mean the cell culture media set listed on Exhibit A.

1.6           “Confidential Information” shall include, but is not limited to, (i) any trade secrets relating to either party’s product plans, development, designs, performance, protocols, costs, prices and names, finances, marketing plans, business opportunities, personnel, research development, formulae or know-how; and (ii) any information designated by the disclosing party as confidential in writing, or, if disclosed orally, reduced to writing and designated as confidential within thirty (30) days; and (iii) the terms and conditions of this Agreement, except (A) to the extent that a party determines, in good faith, that disclosure of terms and conditions of this Agreement is required under any applicable law, or (B) in any proceeding to enforce this Agreement or to resolve any dispute arising under this Agreement.  “Confidential Information” shall not include information that:  (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (ii) is known and has been reduced to tangible form by the receiving party at the time of the disclosure and is not subject to restriction; (iii) is independently developed or learned by the receiving party; (iv) is lawfully obtained from a third party that has the right to make such disclosure; or (v) is made generally available by the disclosing party without restriction on disclosure.

1.7           “ES Technology Rights” means the intellectual property rights licensed to or owned by ES that relate to the manufacture, use, sale, or import of Products, or derivatives or combinations thereof, including but not limited to one or more of:  (i) patents and patent applications, and all patents issuing from said patents and patent applications, including any divisionals, continuations and continuations-in-part (to the extent that they cover the same subject matter of the original application), and reissues and reexaminations of any such patents, together with all non-US counterparts of the foregoing; (ii) copyrights (technical publications), whether or not such copyrights are registered with the US Library of Congress or other governmental body; (iii) use of the ACTCellerate™ trademark, and (iv) any know-how, trade secret or other proprietary information necessary to use or effectively market and sell the Products.

1.8           “Territory” means the People’s Republic of China, Taiwan, Hong Kong, and Macau.

2.	Supply of Products

2.1           Purchase and Supply of Products and Media.  During the term of this Agreement, BTA agrees to sell to Genext the Products and Media, upon the terms and conditions as stated in this Agreement.

2.2           Specifications.  The Specifications for the Products and Media may be used by Genext in its own marketing and promotional materials.  BTA grants a non-exclusive, non-royalty bearing right to Genext, during the term of this Agreement to use the Specifications and/or images obtained from datasheets provided to BTA by ES, in connection with the sale and distribution of Products and Media in the Territory.

2.3           Improvements and Modifications of Products.  If ES develops an enhancement, improvement, or modification of any Product or Media and makes that enhanced, improved, or modified product available to BTA for sale in the Territory, BTA shall inform Genext, including a description of the enhancement, improvement, or modification.  The improved and modified Products may replace or be sold in addition to the existing Products under condition of mutual agreement between BTA and Genext.

2.4           Discontinuation of Products and Media.  BTA reserves the right to discontinue the sale and distribution of any or all Products and Media at any time if ES discontinues the manufacture of the Product or Media or the export of the Product or Media to the Territory.

3.	Terms of Sale.

3.1           Pricing.  The Products and Media shall be sold to Genext for prices shown on Exhibit A, subject to such price changes as BTA may make, from time to time, upon twenty (20) days prior notice to Genext.

3.2           Shipping.  BTA shall deliver the Products and Media, and related documentation and information, FOB to Genext’s designated place of business.  All transportation and insurance costs and all import duties and taxes shall be paid by Genext.  Such transportation and insurance costs shall include both the cost of shipping the Products and Media from ES to BTA and the cost of shipping the Products and Media from BTA to Genext; provided, that ES may (but shall not be obligated to) ship Products and Media directly to Genext to fulfill a Genext purchase order.

3.3           Purchase Orders; Order Procedures.  Genext shall place all orders for Products and Media by a written purchase order.  Notwithstanding the foregoing, all transfer of Products and Media to Genext shall be subject to the provisions of this Agreement, and shall not be subject to the terms and conditions contained in any purchase order of Genext or confirmation of BTA, except insofar as any such purchase order or confirmation establishes (i) the quantity of the Products and Media to be sold, or (ii) the shipment date or shipping instructions of the Products and/or Media.  BTA’s obligation to sell and ship the Products and Media shall be limited to products specifically ordered by Genext, as evidenced by a written purchase order.  BTA will use commercially-reasonable best efforts to meet Genext's requested delivery schedules for Products and Media, but BTA's obligation to fulfill any purchase order is subject to availability of the Products and Media.  BTA reserves the right to fulfill any order in part or through delivery in installments.  BTA reserves the right to refuse, cancel or delay shipment to Genext if Genext is delinquent in payments, or when Genext has failed to perform any of its obligations under this Agreement.

3.4           Place of Delivery.  BTA shall deliver the Products and Media, and related documentation and information to Genext in accordance with Genext’s specific routing instructions.  All transportation costs, as provided in Section 3.2, shall be borne by Genext and paid directly to the freight company; provided, however, that if any transportation costs are not paid directly by Genext to the freight company, such costs shall be invoiced to Genext by BTA and paid within fourteen (14) days of the date shown on the invoice.

3.5           Inspection and Acceptance.  All of the Products and Media consigned to Genext will be subject to Genext’s right of inspection and rejection of non-conforming Products as provided in Section 3.6.

3.6           Nonconforming Products.  If any of the Products or Media delivered to Genext fails to comply with the Specifications, Genext shall be entitled to obtain replacement Products or Media from BTA at no additional cost to Genext.  BTA shall replace such Products in a timely manner conditioned upon return of defective or Nonconforming Products and shall reimburse Genext for the transportation and handling costs, the cost of packaging materials destroyed and the cost of removal, return and destruction of such nonconforming Products.

3.7           Payment.  Genext shall electronically transfer funds by electronic transfer to such bank account of BTA, and pursuant to such wiring instructions, as BTA may from time to time provide, for the full purchase price plus all shipping, insurance, and applicable taxes, not less than five (5) business days after delivery of a purchase order, and BTA shall have no obligation to fill any purchase order unless and until it has received such payment in full.  In the alternative, Genext may provide to BTA an irrevocable letter of credit drawn on a Hong Kong bank, having offices in Hong Kong, in an amount not less than the full purchase price plus applicable shipping, insurance and duties.  Such letter of credit shall provide that payment shall be made upon sight of the bill of lading for the shipment of the Products and Media under the purchase order.  All payments shall be made in United States dollars without deduction for taxes, assessments, exchanges, collection or other charges of any kind.  If any payment is not made in full when due and remains unpaid for more than five days after the date due, late payments shall accrue interest at the rate of one percent (1%) per month (twelve percent (12%) per annum) from the date when such payment should have been made.

3.8           Taxes, Tariffs, Fees.  BTA's prices do not include any national, state or local sales, use, value added or other taxes, customs duties, or similar tariffs and fees which BTA or ES may be required to pay or collect upon the delivery of BTA Products or upon collection of the sale prices.  Should any tax or levy be made, Genext agrees to pay such tax or levy and indemnify BTA for any claim for such tax or levy demanded.  Genext represents and warrants to BTA that all Products and Media acquired under this Agreement are for redistribution in the ordinary course of Genext's business, and Genext agrees to provide BTA with appropriate resale certificate numbers and other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any such taxes or fees.  Genext will pay any withholding taxes required by applicable law.  Genext will supply BTA with evidence of such payment of withholding tax, in a form acceptable to BTA to meet the requirements for claiming foreign tax credits on BTA's federal income tax return.

3.9           Cancellation.  BTA reserves the right to cancel any purchase orders placed by Genext and accepted by BTA, or to refuse or delay shipment of Products and Media to Genext, if Genext (i) fails to make any payment as provided in this Agreement or under the terms of payment set forth in any invoice or otherwise agreed to by BTA and Genext, after receiving a 2 day written notice from the BTA requesting payment of the outstanding invoice or other moneys payable, (ii) fails to meet reasonable credit or financial requirements established by BTA, including any limitations on allowable credit, or (iii) otherwise fails to comply with or is in breach of a material term or condition of this Agreement other than payment, if such noncompliance or breach has not been cured within 14 days after notice from BTA.

4.	Co-Exclusive Rights

4.1           License Rights.  This Agreement sets forth the terms and conditions that govern BTA’s sale of Products and Media to enable Genext to market, sell and distribute such Products and Media under the ES Technology Rights in the Territory.  Genext shall have the co-exclusive rights to import, sell, market and distribute the Products and Media in the Territory during the term of this Agreement.  “Co-exclusive” means that BTA and other Affiliates of BioTime (including but not limited to ES) shall retain the right to offer, sell, and distribute the Products and Media in the Territory, but during the term of this Agreement, BTA will not authorize any company that is not an Affiliate of BTA or BioTime to offer, sell, or distribute the Products and Media in the Territory.  Genext shall offer, sell, and distribute Products and Media only in the Territory for use in the Territory and not for re-sale or export from or import into any country outside the Territory.  The foregoing grant of rights includes the right to convey to Genext’s customers the right to use the Products and Media for research purposes only.  Without limiting the generality of the immediately preceding sentence, no Product or Media shall be offered, sold, or used for the treatment or diagnosis of any disease, injury, or physical disorder in humans or animals, or in any human clinical trial or other clinical use.  Nothing in this Agreement grants, nor shall any provision of this Agreement be construed to grant, Genext or any purchaser of any Product or Media any license or other right to manufacture or produce any Product or Media within or outside the Territory, or to sell any Product or Media outside the Territory.

4.2           Minimum Purchases to Maintain Co-Exclusive Rights.  In order to maintain its co-exclusive distribution rights in the Territory, Genext must purchase and pay for not less than $350,000 of Products and Media within one year after the date of this Agreement; provided that such $350,000 amount shall be determined without including shipping, insurance, taxes and duties.

4.3           Labeling.  Genext may sell the Products or Media using Genext’s own labels (which shall either be provided to BTA or applied to Products and Media after purchase by Genext) if BTA approves such labels in writing in advance of use by Genext.  Genext will label all Products and Media with a use restriction that permits the purchaser of a Product and/or Media to use solely for research purposes and not for treatment or diagnosis of any disease, injury, or physical disorder in humans or animals, or in any human clinical trial or other clinical use.

4.4           Export/Import Licenses.  Genext shall, at its own cost and expense, obtain such licenses and permits as may be required to import Products and/or Media into any country in the Territory in which Genext intends to sell Products or Media.  At the request of BTA, Genext shall cooperate and comply with all restrictions imposed by the United States government relating to the export, or re-export, of the Products and/or Media.  Genext also agrees that, without the prior written approval of the U.S. Department of Commerce, it will not sell Products to any customer it knows, or has reason to know, will use them, directly or indirectly, in any chemical or biological warfare application.  Genext will cooperate with BTA, and will submit all documentation requested by BTA to determine the appropriate classifications and/or assist BTA in obtaining the appropriate licenses prior to the export of Products from the United States to the countries in the Territory.

4.5           Sales Efforts.  Genext shall use its commercially-reasonable best efforts to advertise, promote the sale of, and sell the Products and Media in the Territory.

5.	Term and Termination

5.1           Term.  The initial term of this Agreement shall be two (2) years from the Effective Date (the “Term”), unless sooner terminated as provided in Sections 5.2 through 5.4.  The Agreement shall be automatically renewed for successive one (1) year periods following the expiration of the second year of the term, unless either party provides written notice to the other of its desire not to continue the Agreement.  Written notice of non renewal shall be delivered to the other party not less than sixty (60) days prior to the expiration of such term.  NEITHER BTA NOR GENEXT SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND ON ACCOUNT OF THE NON-RENEWAL OF THIS AGREEMENT IN ACCORDANCE WITH THIS SECTION 5.1.

5.2           Genext may terminate this Agreement at any time, for any reason or no reason at all, upon sixty (60) days written notice.

5.3           This Agreement may be terminated immediately by either party for cause if the other party is in material breach of any term or condition of this Agreement, and fails to cure that breach within ten (10) days after written notice in the case of any failure to make any payment of money when due, and thirty (30) days after written notice in the case of any breach other than the failure to make any payment of money.

5.4           In the event that: (a) a party becomes insolvent or enters into any arrangement or composition with creditors, or makes an assignment for the benefit of creditors; (b) there is a dissolution, liquidation or winding up of a party’s business; or (c) a trustee in bankruptcy of the assets of a party is appointed; the other party may terminate the Agreement by giving written notice of termination to the first party.

5.5           The termination or expiration of this Agreement shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party for any liability or obligation incurred under this Agreement through the effective date of such expiration or termination.

5.6           Upon termination of this Agreement, BTA shall have the right, but not the obligation, to repurchase all Products and Media then remaining in Genext’s inventory, at the original invoiced cost, plus all costs of shipping, insurance, duties, and taxes incurred in connection with the shipment of such re-purchased inventory to BTA or BTA’s designee.  If BTA does not elect to repurchase unsold inventory, Genext may continue to sell such inventory in the Territory notwithstanding termination of this Agreement, but subject to the restrictions on use, resale, and labeling requirements under Sections 4.1 and 4.3.

6.	Warranties and Representations

6.1           BTA represents and warrants to Genext that it has contract rights from ES, and will continue to have contract rights from ES, to distribute the Products in the Territory, and contract rights to use all intellectual property needed to supply Genext with Products under this Agreement.  To the best of BTA’ knowledge, the Products and Media do not infringe any copyright, patent, trade secret, or other proprietary right held by any third party, nor has any claim (whether or not embodies in an action, past or present) of such infringement been threatened or asserted, nor is such a claim pending against BTA.

6.2           BTA warrants to Genext that all of the Products and Media, when delivered to Genext, (i) will conform and perform in all respects with the Specifications for such Products an Media; and (ii) will be delivered to Genext free and clear of all liens and encumbrances.  Genext acknowledges that the Products and Media are experimental biological and laboratory products and are being sold for research purposes only.  BTA EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY CONCERNING THE PRODUCTS, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTIBILITY AND ANY WARRANTY THAT ANY PRODUCT IS FIT FOR ANY PARTICULAR USE.

6.3           Each of the Parties represents and warrants to the other party that no commitments have been made to third parties who are inconsistent with or in derogation of rights granted hereunder, and that they are not under any obligation that would prevent them from entering into and fully performing under this Agreement.

6.4           Each Party hereto agrees to promptly notify the other Party of any material fact or condition which may hereafter come to its attention and which could reasonably be expected to adversely affect the manufacture, operation or the marketing of the Products, including Product failures or defects, , and any current or threatened litigation or claims.

7.	Limitation of Liability

7.1           NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.	Confidentiality

8.1           Each party shall protect the other’s Confidential Information from unauthorized dissemination and use with the same degree of care that such party uses to protect its own like information.  Neither party will use the other’s Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement.  Neither party will disclose to third parties the other’s Confidential Information without the prior written consent of the other party.  The provisions of this Section 8.1 shall survive termination of this Agreement.

9.	Trademarks

9.1           Except as granted in Section 4.1, no trademark license is intended or created by operation of this Agreement.  BTA recognizes and acknowledges that Genext is the sole and exclusive owner of Genext trademarks and Genext recognizes and acknowledges that BTA is the sole and exclusive owner of the BTA trademarks and that ES is the sole and exclusive owner of the ES trademarks.  Except for Genext’s use of the ACTCellerate™ mark granted it in Section 4.1 (of which use shall reference Advanced Cell Technology, Inc. as the owner of such mark), neither party shall acquire or derive as a result of the execution or performance of this Agreement any right, title or interest in any trademark owned, licensed to or used by the other party, nor shall either party adopt any trademark which is deceptively similar to or likely to cause confusion with any trademarks owned, licensed or used by the other party.

10.	Compliance with Laws

10.1           In performing under this Agreement both parties will comply with all applicable laws, rules and regulations of all governmental bodies and regulatory agencies.

11.	Force Majeure

11.1           Neither party shall be liable for failure or delay in performance under this Agreement due to causes such as an act of God, strike, lockout or other labor dispute, civil commotion, sabotage, fire, flood, explosion, acts of any government, any other causes not within the reasonable control of the party affected (a “Force Majeure Event”).  In the event either party is unable to perform any of its obligations hereunder due to a Force Majeure Event, such party shall promptly notify the other party.  Performance hereunder shall be promptly resumed after the applicable Force Majeure Event has been remedied.

12.	General

12.1           Independent Contractors.  The parties agree that each party is an independent contractor acting for their own account and that their relationship shall not constitute a joint venture, partnership, or agency.  Neither party is authorized on behalf of the other party to make any statements, representations or warranties, or to enter into any contracts or commitments, or otherwise act on the other’s behalf unless authorized in writing.

12.2           Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither Party shall have the right to transfer or assign its rights or duties under this Agreement without the prior written authorization of the other Party, except in connection with a merger or consolidation of a Party with another business entity or a transfer or assignment to an Affiliate; provided that any such transfer or assignment shall not relieve the transferor from any liabilities arising prior to the date of such transfer or assignment.

12.3           Entire Agreement.  This Agreement and the attachments hereto constitute the entire agreement of the parties with respect to the Products and Media and all other subject matter hereof, and supersedes any prior agreements or understandings, written or oral, between the parties with respect to such matters.  No amendment of this Agreement shall be effective unless in writing and signed by both parties.

12.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

12.5           Exhibits and Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

12.6           Construction.  If for any reason a court of competent jurisdiction finds and provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intentions of the parties, and the remainder of this Agreement will continue in full force and effect.

12.7           Headings.  The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such section, or in any way affect this Agreement.

12.8           Waiver.  No provision of this Agreement may be waived except in writing by both parties hereto.  No failure or delay by either party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of a particular right or waiver of any right or remedy on any subsequent occasion.

12.9           Disputes.  This Agreement shall be governed by, and construed in accordance with the laws of Hong Kong.  Both parties shall undertake all reasonable best efforts to resolve in an amicable manner any controversy arising in connection with this agreement.  Any controversy or dispute or claim arising between the parties in connection with this agreement, which cannot be resolved amicably, shall be resolved in the Courts of Hong Kong.

12.10           Notices.  Notices shall be in writing and shall be mailed or delivered by courier or other reasonable means of delivery to the following addresses:

To Genext:	To BTA:
Bldg 10, 3 C2, Pujiang Intelligence Valley	3/F, Gloucester Tower
1188 Lianhang Road	The Landmark, 15 Queen’s Road Central
Shanghai 201112, P.R. China	Central, Hong Kong
Attention: Chief Executive Officer	Attention: Chief Executive Officer

with a copy to ES at:
1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
Attention: Chief Operating Officer

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives, to be effective as of the date first set forth above.

Shanghai Genext Medical Technology Co. Ltd.		BioTime Asia, Limited

By:	/s/ David Wu	By:	/s/ Michael West
Name:	David Wu	Name:	Michael West
Title:	Chief Executive Officer	Title:	CEO

Exhibit A

Products & Media:

All existing ACTCellerate™ cell lines except the six (6) currently carried by Genext (namely 7PEND24, SM28, E68, 4-SKEL-20, 4D20.8, and 7SMOO32)

Initial offering for the USD $100,000 stock order:
60 (“Sixty”) vials of ACTCellerate™ cell lines
120 (“One hundred and twenty”) bottles of media

Quantity:

Unit Size:  5-6 x 105 cells/vial

Unit Size: 500 mL/bottle of media

Delivery within 7 (“seven”) days of order

Vials to be labeled by ES with labels supplied by Genext.

BTA shall provide information for Product Datasheet and Instructions of Use.

Distribution Pricing:

	ACTCellerate™ cell line	Media

Distribution Price (USD)	$1,300.00	$175.00

MSRP (USD)	$2,800.00	$295.00

Exhibit B

Product Specifications

Document Number
Genext Documentation
Title
ACTCellerate human embryonic progenitor cell lines (5-6 X 105 cells/vial)
Document Type	Revision Code	Page Number
Purchase Specification	A	11 of 13

Responsible Location	Approval Locations	Reference Locations	Language
TE	TE	TE	E
Referenced Documents		Genext Part Number
See Appendix
1.0	ITEM DBTACRIPTION

See Appendix

2.0	APPROVED MANUFACTURER / SUPPLIER

Embryome Sciences, Inc.

1301 Harbor Bay Parkway

Suite 100

Alameda, CA  94502

Attention:  Chief Operating Officer

3.0	MANUFACTURING / SUPPLIER CATALOG/PART NUMBER (if applicable)

See Appendix

4.0	SPECIAL PACKAGING REQUIREMENTS

Storage is at -196°C (liquid nitrogen)

5.0	SPECIAL MARKINGS REQUIRED

All incoming shipments need to be accompanied by a complete and legible Packing list / PO. The packing list must have at minimum the following criteria.

•	Packing list and shipment should only represent what the PO has been released for unless when dealing with unpredictable biological yields.
•	Correct and full PO number in at least one area. A dedicated PO field or in the address field
•	Genext Part Number and both Vendor Part Number plus Lot Number
•	Genext’s correct UOM (Unit of Measure)

•	Complete Qty Ordered
•	Qty shipped
•	Accurate description of goods including product perishability, regulated / non regulated, Hazard class with proper UN number along with any necessary MSDS documentation is applicable.

All labels must include the Lot Number and Part Number information, in addition to the alphanumeric characters identifying the product.

6.0	CERTIFICATBTA/DOCUMENTS REQUIRED:

6.1           Certificate of Analysis acknowledging the requirements listed below.

Cell type:	Male
Euploid:	≥80%
Species-specific PCR Evaluation:	+ (Positive)
PCR Evaluation Specimen: cells MHV MPV MVM Mycoplasma sp. PVM Sendai TMEV GDVII	-(Negative) -(Negative) -(Negative) -(Negative) -(Negative) -(Negative) -(Negative)
7.0	QUALITY and ACCEPTANCE REQUIREMENTS

7.1           Unit of measure listed:  EA (2 vials=1EA)

7.2           Product Shelf life: NA

7.3           Lot Specific Testing Result: NA

Appendix

Vendor Item No.	Genext Item No.	Genext Description	Quantity	Storage Temp.
			5-6x105 cells	STORE IN LIQUID NITROGEN

Exhibit C

Amendment to Add Products

AMENDMENT TO CO-EXCLUSIVE AGREEMENT

THIS _____AMENDMENT TO CO-EXCLUSIVE AGREEMENT is made and entered into as of the 8 day of December 2010 by and between Shanghai Genext Medical Technology Co. Ltd, (“Genext”) and BioTime Asia, Limited, a Hong Kong company and subsidiary of BioTime, Inc., (“BTA”).

RECITALS

WHEREAS, the parties have entered into that certain Co-Exclusive Agreement effective December __, 2010 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to add Products to the Agreement.

NOW THEREFORE, based upon the above premises, the parties agree as follows:

1.   The following Products and their Specifications are hereby added to Exhibit A of the Agreement:

Except as modified above, the Agreement as originally stated, shall remain in full force and effect. In the event of a conflict or ambiguity between the terms of this Amendment and the Agreement, the terms of this First Amendment shall supersede and govern the parties’ agreement.

Execution of this Amendment by a facsimile and/or electronic signature shall be deemed an original signature.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed by a duly authorized representative as of the day and year first above written.

AGREED AND ACCEPTED BY:

Shanghai Genext Medical Technology Co. Ltd	BioTime Asia, Limited

By: David Wu	By: Mike West

Title: CEO	Title: CEO

Date	Date